EXHIBIT 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor and Public Relations
(717) 751-3071
mkerr@bonton.com
THE BON-TON STORES, INC. ANNOUNCES A NEW BOARD MEMBER
     York, PA, September 10, 2007—The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced its Board of Directors has increased the size of the Board from ten to eleven members and unanimously elected Lucinda M. Baier to fill the new seat, effective immediately. Ms. Baier was elected to serve on the Audit Committee.
     Ms. Baier, 42, is Chief Financial Officer of World Kitchen, LLC, Rosemont, Illinois, which manufactures and markets bakeware, dinnerware, kitchen and household tools, rangetop cookware and cutlery products under well-known brands such as Corelle®, Pyrex®, Revere®, CorningWare® and Chicago Cutlery®. Ms. Baier is responsible for leading all finance activities, including worldwide financial reporting and financial planning and analysis. Since joining World Kitchen, Ms. Baier has played a key role in creating World Kitchen’s strategic plan and driven significant working capital improvements. Prior to joining World Kitchen in 2006, Ms. Baier was President and Chief Operating Officer at Whitehall Jewelers, Inc. from 2004 to 2005, and from 2000 to 2004, she held senior management positions at Sears, Roebuck & Company. She received a B.S. and a M.S. degree in Accounting from Illinois State University.
     Tim Grumbacher, Executive Chairman of the Board, commented, “We are very pleased to welcome Cindy as a member of our Board of Directors. I am particularly pleased to have an individual with her financial acumen and experience joining our board. We welcome her insight and counsel as we continue to execute our business strategies for profitable growth and increased shareholder value.”
     The Bon-Ton Stores, Inc. operates 278 stores, which includes nine furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at www.bonton.com/investor/home.asp.
# # #